Exhibit (k)(ii)

CONSENT OF COUNSEL

I hereby consent both to the reference to my name under the heading “Legal Opinion” in this Post-Effective Amendment No. 2 to the Registration Statement on Form N-6 for The Guardian Separate Account N and to the filing of this consent as an exhibit thereto.

By: /s/ Richard T. Potter, Jr.
Richard T. Potter, Jr. Senior Vice President, Counsel and Assistant Corporate Secretary

Ridgewood, New Jersey

Date: April 24, 2020

Time: 10:00 A.M.